CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated July 16, 2010 relating to the financial statements of Nuveen Diversified Commodity Fund, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
July 21, 2010

CONSENT OF MICHAEL J. LICCAR & CO.

We hereby consent to the references to us under the headings “Gresham Performance Record” and “Experts” in this Registration Statement on Form S-1. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Michael J. Liccar & Co.

Michael J. Liccar & Co.
Chicago, Illinois
July 21, 2010